As filed with the Securities and Exchange Commission on November 12, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GARDNER DENVER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0419383 (I.R.S Employer Identification No.)

1800 Gardner Expressway, Quincy, Illinois (Address of Principal Executive Offices)	62305 (Zip Code)
Gardner Denver, Inc. Long-Term Incentive Plan, As Amended and Restated
(Full title of the plan)
Diana C. Toman, Esq.
Senior Counsel and Corporate Secretary
Gardner Denver, Inc.
1800 Gardner Expressway
Quincy, IL 62305
Telephone: (217) 222-5400
Facsimile: (217) 221-8728
Copies to:
Laura Kalesnik, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Ave., Suite 2800
Dallas TX 75201-2784
Telephone: (214) 855-8000
Facsimile: (214) 855-8200
(Name, address, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to be	offering price	Proposed maximum	Amount of
to be registered	registered (1)	per share (2)	aggregate offering price (2)	registration fee (2)
Common Stock, $0.01 par value per share	1,500,000 shares	$24.15	$36,225,000	$1,423.64

(1)	1,500,000 shares of Gardner Denver, Inc.’s common stock, $0.01 par value per share (the “Common Stock”), are to be offered and sold under the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and (h) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $24.15, based upon the average of the high and low sales price of the Common Stock, as reported by the New York Stock Exchange on November 11, 2008.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by Gardner Denver, Inc. (the “Company”) to register an additional 1,500,000 shares of Common Stock that may be offered and sold to participants under the Gardner Denver, Inc. Long-Term Incentive Plan, As Amended and Restated (the “Plan”). The Company has previously filed registration statements on Form S-8 (the “Prior Registration Statements”) relating to the issuance of shares of Common Stock under the Plan on June 2, 2004 (Registration No. 333-116108), May 21, 2001 (Registration No. 333-61314), November 3, 1999 (Registration No. 333-84397), as amended by post-effective amendment No. 1 filed on November 5, 1999 (Registration No. 333-84397), April 10, 1997 (Registration No. 333-24921), and April 11, 1995 (Registration No. 333-91088). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Prior Registration Statements are modified as set forth in this Registration Statement.
     There are 10,000,000 shares of Common Stock reserved for issuance under the Plan, of which 8,500,000 shares are registered under the Prior Registration Statements and 1,500,000 shares are registered under this Registration Statement. These share amounts have been adjusted to reflect a 2-for-1 stock split that occurred on June 1, 2006.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 5. Interest of Named Experts and Counsel.
     The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Jeremy T. Steele, Esq., Vice President, General Counsel and Assistant Secretary of the Company. Mr. Steele, a full-time employee of the Company, beneficially owns 417 shares of the Company’s Common Stock.

ITEM 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Certificate of Incorporation of Gardner Denver, Inc., as amended on May 3, 2006, filed as Exhibit 3.1 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed May 3, 2006 (SEC File No. 001-13215), and incorporated herein by reference

4.2	Bylaws of Gardner Denver, Inc., as amended on July 29, 2008, filed as Exhibit 3.2 to Gardner Denver, Inc’s Current Report on Form 8-K, filed November 4, 2008 (SEC File No. 001-13215), and incorporated herein by reference

4.3	Gardner Denver, Inc. Long-Term Incentive Plan, Amended and Restated, as effective on November 3, 2008, filed as Exhibit 10.1 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed November 10, 2008 (SEC File No. 001-13215), and incorporated herein by reference

5.1*	Opinion of Jeremy T. Steele, Esq., regarding legality of securities being registered hereunder

23.1*	Consent of Jeremy T. Steele, Esq. (contained in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney

*	Filed herewith
ITEM 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Illinois, on November 12, 2008.

GARDNER DENVER, INC.
By:	/s/ Barry L. Pennypacker
Barry L. Pennypacker
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Barry L. Pennypacker Barry L. Pennypacker	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008

/s/ Helen W. Cornell Helen W. Cornell	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	November 12, 2008

/s/ David J. Antoniuk David J. Antoniuk	Vice President and Corporate Controller (Principal Accounting Officer)	November 12, 2008

* Frank J. Hansen	Chairman of the Board of Directors	November 12, 2008

* Donald G. Barger	Director	November 12, 2008

* Raymond R. Hipp	Director	November 12, 2008

* David D. Petratis	Director	November 12, 2008

* Diane K. Schumacher	Director	November 12, 2008

* Charles L. Szews	Director	November 12, 2008

* Richard L. Thompson	Director	November 12, 2008

*By:	/s/ Diana C. Toman
Diana C. Toman
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Certificate of Incorporation of Gardner Denver, Inc., as amended on May 3, 2006, filed as Exhibit 3.1 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed May 3, 2006 (SEC File No. 001-13215), and incorporated herein by reference

4.2	Bylaws of Gardner Denver, Inc., as amended on July 29, 2008, filed as Exhibit 3.2 to Gardner Denver, Inc’s Current Report on Form 8-K, filed November 4, 2008 (SEC File No. 001-13215), and incorporated herein by reference

4.3	Gardner Denver, Inc. Long-Term Incentive Plan, Amended and Restated, as effective on November 3, 2008, filed as Exhibit 10.1 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed November 7, 2008 (SEC File No. 001-13215), and incorporated herein by reference

5.1*	Opinion of Jeremy T. Steele, Esq., regarding legality of securities being registered hereunder

23.1*	Consent of Jeremy T. Steele, Esq. (contained in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney

*	Filed herewith